Fresh Del Monte Produce Inc.

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Announces Fourth Quarter and Full Year 2016 Financial Results

CORAL GABLES, FL. - February 21, 2017 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the fourth quarter and year ended December 30, 2016. For the full year, the Company reported earnings per diluted share of $4.33, compared with earnings per diluted share of $1.17 for 2015. Comparable earnings per diluted share for the full year 2016 were $4.74, compared with comparable earnings per diluted share of $2.43 for the full year 2015. The Company reported earnings per diluted share of $0.23 in the fourth quarter of 2016, compared with a loss per share of $1.39 in the fourth quarter of 2015. Comparable earnings per diluted share for the fourth quarter of 2016 were $0.26, compared with a comparable net loss per share of $0.10 in the fourth quarter of 2015.
“Our positive performance during the fourth quarter and excellent results for the full year demonstrate our ongoing efforts to drive diversification across all of our businesses,” said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. “Throughout the year, we remained focused on reinforcing our global business platform with a series of strategic initiatives that enhanced our higher-margin portfolio of products and businesses, achieving strong results and growth in our fresh-cut product line with new facilities globally, product line extensions and expanded production areas. We also bolstered our delivery channels and foodservice customers as consumers worldwide continue to increase their purchases of healthy and convenient fresh produce. Looking forward, we see tremendous opportunities for growth, while remaining focused on the bottom line and increasing shareholder value for the long-term.”
Net sales for the year decreased to $4,011.5 million, compared with $4,056.5 million in 2015. Net sales for the fourth quarter decreased to $954.6 million, compared with $977.9 million in the prior year's fourth quarter. The decrease in net sales for the full year and fourth quarter was due to lower net sales in the Company's banana and prepared food business segments which was partially offset by higher net sales in the Company's other fresh produce business segment.
Gross profit for the year was $461.4 million, compared with gross profit of $342.3 million in 2015. The increase in gross profit for the full year was attributable to higher gross profit in all of the Company's business segments, principally due to lower ocean freight and fruit costs, along with higher selling prices in the Company's other fresh produce and banana business segments. Gross profit for the fourth quarter was $56.5 million, compared with $44.6 million in the fourth quarter of 2015. The increase in gross profit for the fourth quarter was primarily attributable to lower ocean freight and fruit costs in the Company's banana business segment.
Operating income for the year was $244.2 million, compared with an operating income of $91.0 million in 2015. Comparable operating income was $265.5 million in 2016, compared with $158.0 million in 2015. The change in operating income for the full year was primarily attributable to higher gross profit in the Company's banana business segment. Operating income for the fourth quarter was $2.9 million, compared with an operating loss of $73.3 million in the fourth quarter of 2015. Comparable operating income for the fourth quarter was $4.6 million, compared with comparable operating loss of $5.8 million in the fourth quarter of 2015.
Net income attributable to Fresh Del Monte Produce Inc. for the year was $225.1 million, compared with net income of $62.4 million in 2015. Comparable net income was $246.4 million, compared with comparable net income of $129.4 million in 2015. Net income attributable to Fresh Del Monte Produce Inc. for the fourth quarter was $12.0 million, compared with net loss of $73.1 million in the fourth quarter of 2015. Comparable net income was $13.7 million, compared with comparable net loss of $5.6 million in the fourth quarter of 2015.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)
	Quarter ended		Year ended
Income Statement:	December 30, 2016	January 1, 2016	December 30, 2016	January 1, 2016

Net sales	$954.6	$977.9	$4,011.5	$4,056.5
Cost of products sold	898.1	933.3	3,550.1	3,714.2
Gross profit	56.5	44.6	461.4	342.3

Selling, general and administrative expenses	46.8	50.4	187.4	183.9
Loss (gain) on disposal of property, plant and equipment, net (2)	5.1	0.4	—	(2.1)
Asset impairment and other charges, net (1)	1.7	67.1	29.8	69.5
Operating income (loss)	2.9	(73.3)	244.2	91.0

Interest expense, net	1.3	0.9	3.4	3.7
Other expense, net	4.7	2.5	3.4	7.2

Income (loss) before income taxes	(3.1)	(76.7)	237.4	80.1

Provision for (benefit from) income taxes	(13.6)	(3.1)	11.8	13.7
Net income (loss)	$10.5	$(73.6)	$225.6	$66.4

Less: Net income (loss) attributable to noncontrolling interests	(1.5)	(0.5)	0.5	4.0
Net income (loss) attributable to Fresh Del Monte Produce Inc.	$12.0	$(73.1)	$225.1	$62.4

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Basic	$0.23	$(1.39)	$4.37	1.18

Net income (loss) per ordinary share attributable to Fresh Del Monte Produce Inc. - Diluted	$0.23	$(1.39)	$4.33	$1.17

Dividends declared per ordinary share	$0.150	$0.125	$0.55	$0.50

Weighted average number of ordinary shares:
Basic	51,740,318	52,556,397	51,507,755	52,750,212
Diluted	52,118,577	52,556,397	51,962,195	53,199,533

Selected Income Statement Data:
Depreciation and amortization	$21.1	$18.9	$79.0	$72.9

Non-GAAP Measures:
Reported net income (loss) - Diluted	$0.23	$(1.39)	$4.33	$1.17
Asset impairment and other charges, net (1)	0.03	1.28	0.57	1.31
Loss (gain) on sale of assets, net (2)	—	0.01	(0.16)	(0.05)
Comparable net income (loss) per share - Diluted (3)	$0.26	$(0.10)	$4.74	$2.43

(1)
For 2016, asset impairment and other charges, net for the quarter ended December 30, 2016 included $1.0 million in compensatory expense related to the former President/COO's transition and expense related to the Kunia Well Site reserve. Additionally, the year ended December 30, 2016 included $18.7 million in compensatory expense related to the former President/COO's transition, of which $9.8 million is cash. The remaining charges relate to poultry goodwill impairment in the Middle East, impairment charges related to drought conditions in Brazil and underutilized assets in Asia and Central America as well as other charges in Europe. For 2015, asset impairment and other charges, net for the quarter ended January 1, 2016 included charges related to goodwill impairment of $66.1 million related to the 2003 acquisition of the tomato and vegetable business. The remaining charges principally included damages resulting from continued unfavorable weather conditions in Chile, charges in the United Kingdom related to previously announced restructuring offset by a reduction of the Kunia Well Site reserve. Additionally, the year ended January 1, 2016 included charges related principally to damages resulting from unfavorable weather conditions in Chile and impairment on assets held for sale in Guatemala, partially offset by a credit on litigation settlement.

(2)
Loss (gain) on sale of assets, net is included in loss (gain) on disposal of property, plant and equipment, net. Loss (gain) on sale of assets, net for the year ended December 30, 2016 included a gain of $8.5 million primarily related to the sale of surplus lands in Central and South America offset by a loss on vessel disposal. Loss (gain) on sale of assets, net included a loss of $0.4 million for the quarter ended January 1, 2016. Additionally, the year ended January 1, 2016 included a gain of $2.9 million principally related to the sale of refrigerated vessels and equipment sales.

(3)
Management reviews comparable net (loss) income, comparable net (loss) income per share and comparable gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 30, 2016				January 1, 2016
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit (Loss)

Banana	$431.1	45%	$4.6	8%	$474.3	49%	$(24.8)	(56)%
Other Fresh Produce	441.3	46%	37.7	67%	417.7	43%	54.3	122%
Prepared Food	82.2	9%	14.2	25%	85.9	8%	15.1	34%
	$954.6	100%	$56.5	100%	$977.9	100%	$44.6	100%

	Year ended
	December 30, 2016				January 1, 2016
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$1,811.5	45%	$159.5	35%	$1,867.6	46%	$76.5	22%
Other Fresh Produce	1,852.6	46%	236.7	51%	1,826.3	45%	208.7	61%
Prepared Food	347.4	9%	65.2	14%	362.6	9%	57.1	17%
	$4,011.5	100%	$461.4	100%	$4,056.5	100%	$342.3	100%

	Quarter ended				Year ended
Net Sales by Geographic Region:
	December 30, 2016		January 1, 2016		December 30, 2016		January 1, 2016

North America	$527.4	55%	$528.6	54%	$2,221.5	55%	$2,236.1	55%
Europe	153.5	16%	174.4	18%	673.1	17%	721.6	18%
Middle East	145.7	15%	162.5	17%	569.8	14%	586.6	14%
Asia	109.5	12%	100.9	10%	477.2	12%	441.4	11%
Other	18.5	2%	11.5	1%	69.9	2%	70.8	2%
	$954.6	100%	$977.9	100%	$4,011.5	100%	$4,056.5	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	December 30, 2016	January 1, 2016

Assets
Current assets:
Cash and cash equivalents	$20.1	$24.9
Trade accounts receivable, net	349.2	346.1
Other accounts receivable, net	63.0	71.3
Inventories, net	493.2	481.9
Other current assets	44.0	61.6
Total current assets	969.5	985.8

Investment in and advances to unconsolidated companies	2.0	2.0
Property, plant and equipment, net	1,263.6	1,215.4
Goodwill	260.9	263.7
Other noncurrent assets	157.3	129.2
Total assets	$2,653.3	$2,596.1

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$360.5	$359.1
Current portion of long-term debt and capital lease obligations	0.6	1.5
Other current liabilities	8.0	21.2
Total current liabilities	369.1	381.8

Long-term debt and capital lease obligations	231.7	252.7
Other noncurrent liabilities	236.1	210.7
Total liabilities	836.9	845.2

Total Fresh Del Monte Produce Inc. shareholders' equity	1,791.8	1,708.0
Noncontrolling interests	24.6	42.9
Total shareholders' equity	1,816.4	1,750.9
Total liabilities and shareholders' equity	$2,653.3	$2,596.1

Selected Balance Sheet Data:
Working capital	$600.4	$604.0
Total debt	$232.3	$254.2

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Year ended
	December 30, 2016	January 1, 2016
Operating activities:
Net income	$225.6	$66.4
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	78.5	72.4
Amortization of debt issuance costs	0.5	0.5
Asset impairment charges	8.6	69.2
Gain on disposal of property, plant and equipment	—	(2.1)
Foreign currency translation adjustment	(7.1)	(6.3)
Other changes	12.7	16.9
Changes in operating assets and liabilities:
Receivables	5.8	(9.7)
Inventories	(11.8)	20.2
Other current assets	(0.8)	4.0
Accounts payable and accrued expenses	11.8	2.9
Other noncurrent assets and liabilities	(0.5)	(3.3)
Net cash provided by operating activities	323.3	231.1

Investing activities:
Capital expenditures	(138.3)	(131.6)
Proceeds from sales of property, plant and equipment	12.4	6.9
Purchase of businesses	(9.0)	—
Net cash used in investing activities	(134.9)	(124.7)

Financing activities:
Net payments on long-term debt	(26.5)	(19.0)
Purchase of noncontrolling interest	(45.0)	—
Distributions to noncontrolling interests	(0.2)	(1.8)
Proceeds from stock options exercised	12.2	35.3
Excess tax benefit from stock-based compensation	3.6	1.4
Repurchase and retirement of ordinary shares	(108.4)	(117.4)
Dividends paid	(28.2)	(26.2)
Net cash used in financing activities	(192.5)	(127.7)

Effect of exchange rate changes on cash	(0.7)	12.1

Net decrease in cash and cash equivalents	(4.8)	(9.2)
Cash and cash equivalents, beginning	24.9	34.1
Cash and cash equivalents, ending	$20.1	$24.9

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Fresh Del Monte Produce Inc.

Full Year 2016 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the year were $1,811.5 million, compared with $1,867.6 million in 2015. The decrease was primarily due to lower sales volume in the Company's North America and Europe regions. Worldwide pricing increased $0.14, or 1%, to $14.47 per unit, compared with $14.33 per unit in 2015. Volume was 4% lower. Gross profit for the year was $159.5 million, compared with gross profit of $76.5 million in 2015. Unit cost was 4% lower than the prior year.
Other Fresh Produce
Net sales for the year were $1,852.6 million, compared with $1,826.3 million in the prior year. The increase in net sales was primarily attributable to increased sales volume and higher selling prices in the Company's avocado product line, along with increased sales volume in the Company's fresh cut product line. Volume was 3% lower. Gross profit for the year was $236.7 million, compared with gross profit of $208.7 million in 2015.
Gold pineapple - Net sales decreased 6% to $495.1 million. Volume decreased 5%. Pricing was in line with the prior year period. Unit cost was 1% lower.
Fresh-cut - Net sales increased 11% to $516.9 million. Volume increased 11%. Pricing was in line with the prior year period. Unit cost was 3% lower.
Avocados - Net sales increased 31% to $229.6 million. Volume increased 21%. Pricing increased 8%. Unit cost was 11% higher.
Non-tropical - Net sales decreased 5% to $256.8 million. Volume decreased 12%. Pricing increased 8%. Unit cost was 3% higher.
Prepared Food
Net sales for the year were $347.4 million, compared with $362.6 million in 2015, primarily the result of lower selling prices in the Company's poultry business, partially offset by higher sales in the Company's processed pineapple product lines. Gross profit for the year was $65.2 million, compared with $57.1 million in 2015.

Fourth Quarter 2016 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter were $431.1 million, compared with $474.3 million in the prior year's fourth quarter, primarily due to lower sales volume. Worldwide pricing was in line with the prior year period at $12.94 per unit. Volume was 9% lower. Gross profit for the quarter was $4.6 million, compared with a loss of $24.8 million in the fourth quarter of 2015. Unit cost was 6% lower than the prior year period.
Other Fresh Produce
Net sales for the quarter increased to $441.3 million, compared with $417.7 million in the fourth quarter of 2015. The increase was primarily attributable to higher selling prices in the Company's avocado product line and higher sales volume and selling prices in the Company's fresh-cut product line. Gross profit for the quarter was $37.7 million, compared with gross profit of $54.3 million in the fourth quarter of 2015.

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Fresh Del Monte Produce Inc.

Fourth Quarter 2016 Business Segment Performance (continued)
(As reported in business segment data)

Gold pineapple - Net sales decreased 7% to $123.8 million. Volume increased 6%. Pricing decreased 12%. Unit cost was 1% lower.
Fresh-cut - Net sales increased 7% to $131.0 million. Volume increased 5%. Pricing increased 2%. Unit cost was 2% lower.
Avocados - Net sales increased 55% to $60.4 million. Volume decreased 1%. Pricing increased 57%. Unit cost was 70% higher.
Non-tropical - Net sales increased 21% to $44.1 million. Volume decreased 7%. Pricing increased 30%. Unit cost was 33% higher.
Prepared Food
Net sales for the quarter were $82.2 million, compared with $85.9 million in the fourth quarter of 2015. Gross profit for the quarter was $14.2 million, compared with $15.1 million in the fourth quarter of 2015.
Cash Flows
Net cash provided by operating activities for the full-year was $323.3 million, compared with $231.1 million in the same period of 2015.
Total Debt
Total debt decreased from $254.2 million at the end of 2015 to $232.3 million at the end of 2016.

Non-GAAP Measures
The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Some of the information presented in this press release reflects adjustments to GAAP measures such as amounts related to restructuring, asset impairment charges, loss (gain) on sales of assets and certain other special items, if any. Management believes these adjustments provide a more comparable analysis of the ongoing operating performance of the business. These adjustments result in non-GAAP financial measures and are referred to in this press release as comparable operating income, comparable net income and comparable net income per share. Because all companies do not use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Comparable operating income (loss) and comparable net income (loss) provide us with an understanding of the results from the primary operations of our business. We use comparable operating income (loss) and comparable net income (loss) to evaluate our period-over-period operating performance because management believes they provide more comparable measures of our continuing business as they adjust for special items that are not reflective of the normal earnings of our business. These measures may be useful to an investor in evaluating the underlying operating performance of our business because these measures:

1.	Are used by investors to measure a company's comparable operating performance;

2.	Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and

3.	Are used by our management for various purposes, including as measures of performance of our operating entities and as a basis of strategic planning and forecasting.

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Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous Web cast at 11:00 a.m. Eastern Time today to discuss the fourth quarter and full year 2016 financial results and to review the Company’s progress and outlook. The Web cast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending and future legal and environmental proceedings or investigations, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. - “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended January 1, 2016 along with other reports that the Company has on file with the Securities and Exchange Commission.

For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

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